Exhibit 99.1

MoneyLion Reports Record Second Quarter 2022 Results,

Raises Full Year Adjusted Revenue Guidance and

Reaffirms Breakeven Adjusted EBITDA Target Exiting 2022

Record Quarterly Adjusted Revenue up 131% Year-over-Year

Record New Customer Adds of ~950k; Total Customers Grew 124% Year-over-Year to 4.9 million

Maintained Leading Unit Economics: CAC Decreased to $9 ($16 in Q1), ARPU Increased to $76 ($74 in Q1)1

Management Raises Full Year 2022 Adjusted Revenue Guidance and Reaffirms Breakeven Adjusted EBITDA Target Exiting 2022

NEW YORK, NY, August 11, 2022 – MoneyLion Inc. (“MoneyLion”) (NYSE: ML), the go-to destination for financial content, products and advice, today announced financial results for the second quarter ended June 30, 2022. MoneyLion will host a conference call and webcast at 8:30 a.m. ET today. An earnings presentation and link to the webcast are available at investors.moneylion.com.

“In the second quarter, we continued to execute on our efficient growth strategy,” said Dee Choubey, co-founder and CEO of MoneyLion. “We delivered our sixth consecutive quarter of triple-digit Adjusted Revenue growth, while further improving our Adjusted EBITDA margin. We added a record number of new customers and ended the quarter with 4.9 million Total Customers, maintained strong unit economics and further diversified our revenue mix.”

Choubey continued, “Our strong fundamental performance during the second quarter demonstrates that our unique strategy is disrupting traditional finance. Our original and user-generated content has driven tangible engagement results as demonstrated by a substantial increase in engagement rates through Q2. Similarly, our network of over 1,000 Enterprise Partners further expanded MoneyLion’s large top-of-funnel and broadened our product set, creating more monetization opportunities. The benefits of our two-sided Consumer and Enterprise ecosystem and distinct content strategy are just beginning to surface. As we lean into this momentum, we believe MoneyLion has never been better positioned to win.”

“Our record second quarter Adjusted Revenue exceeded the high end of our guidance and we realized record Adjusted EBITDA margin, which resulted in second quarter Adjusted EBITDA within guidance. Our revised full year 2022 guidance reflects 103% Adjusted Revenue growth. As we continue to scale and drive margin improvement, we are reaffirming our target to reach breakeven Adjusted EBITDA exiting the year,” said Rick Correia, MoneyLion’s Chief Financial Officer.

Financial Results2*

	Three Months Ended June 30,
(in thousands)	2022	2021	% Change
GAAP
Total revenues, net	$87,340	$38,180	129%
Gross profit	48,100	22,255	116%
Net income (loss)	(23,065)	(39,213)	—

Non-GAAP
Adjusted Revenue	$84,057	$36,453	131%
Adjusted Gross Profit	48,099	22,256	116%
Adjusted EBITDA	(18,531)	(13,590)	—

(in millions)
Key Operating Metrics
Total Customers	4.9	2.2	124%
Total Products	10.4	5.9	75%
Total Originations	$439	$237	85%

Total revenues, net increased 129% to $87.3 million for the second quarter of 2022 compared to the second quarter of 2021. Adjusted Revenue increased 131% to $84.1 million for the second quarter of 2022 compared to the second quarter of 2021.

Gross profit increased 116% to $48.1 million for the second quarter of 2022 compared to the second quarter of 2021. Adjusted Gross Profit increased 116% to $48.1 million for the second quarter of 2022 compared to the second quarter of 2021.

MoneyLion recorded a net loss of $23.1 million for the second quarter of 2022 versus a loss of $39.2 million in the second quarter of 2021. Adjusted EBITDA was ($18.5) million for the second quarter versus ($13.6) million in the second quarter of 2021, when adjusted for the following non-operating costs:

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Net income (loss)	$(23,065)	$(39,213)
Add back:
Interest related to corporate debt	2,653	1,849
Income tax expense (benefit)	16	17
Depreciation and amortization expense	6,006	502
Changes in fair value of warrant liability	(2,951)	17,586
Changes in fair value of subordinated convertible notes	-	9,622
Change in fair value of contingent consideration from mergers and acquisitions	(8,480)	-
Stock-based compensation expense	5,248	1,321
One-time expenses	2,042	(2,198)
Less:
Origination financing cost of capital	-	(3,077)
Adjusted EBITDA	$(18,531)	$(13,590)

Customer, Origination and Product Growth

Total Customers grew 124% year-over-year to 4.9 million for the second quarter of 2022. Total Products of 10.4 million was up 75% year-over-year for the second quarter of 2022. Total Originations grew 85% year-over-year to $439 million for the second quarter of 2022.

2022 Financial Guidance:

For the full year 2022, MoneyLion is updating its guidance to the following:

●	Adjusted Revenue of approximately $330 to $340 million, reflecting 103% year-over-year growth at the midpoint

●	Adjusted Gross Profit margin of 55% to 60%

●	Adjusted EBITDA of approximately ($65) to ($55) million

●	Targeting to exit 2022 with breakeven Adjusted EBITDA

For the third quarter of 2022, MoneyLion expects:

●	Adjusted Revenue of $85 to $90 million, reflecting 108% year-over-year growth at the midpoint

●	Adjusted Gross Profit margin of 55% to 60%

●	Adjusted EBITDA of ($15) to ($10) million

(1) Customer Acquisition Cost (“CAC”) reflects fully loaded acquisition spend per customer added, which is inclusive of performance marketing, brand marketing and on-boarding data costs. Average Revenue per User (“ARPU”) is calculated by dividing annualized Adjusted Revenue for the period by average Total Customers for the period.

(2) Adjusted Revenue, Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures. Refer to the definitions in the discussion of non-GAAP financial measures and the accompanying reconciliations below.

* Based on information available to MoneyLion as of the date of this release and subject to the completion of its quarterly closing procedures and review by MoneyLion’s independent registered public accounting firm.

Conference Call

The Company will hold a conference call today at 8:30 a.m. ET to discuss its second quarter results. A live webcast will be available on MoneyLion’s Investor Relations website at investors.moneylion.com. Please dial into the conference 5-10 minutes prior to the start time and ask for the MoneyLion second quarter 2022 earnings call.

Toll-free dial-in number: 1-877-502-7184

International dial-in number: 1-201-689-8875

Following the call, a replay and transcript will be available on the same website.

About MoneyLion

MoneyLion is the go-to destination for personalized financial content, products and advice. MoneyLion’s mission is to rewire the financial system to positively change the path of every hard-working American. MoneyLion uses its proprietary data advantage and technology to empower its customers. MoneyLion engages and educates its customers with daily, hyper-personalized money-related and money-adjacent content that is delivered through each customer’s own content feed. MoneyLion provides its customers a full suite of financial and non-financial solutions, bundling its proprietary, low-cost financial products with products that are offered through its marketplace technology and network affiliate partners. MoneyLion also leverages its distinct data, technology, and network advantages to deliver leading embedded finance and marketplace solutions for enterprise customers. Since its founding in 2013, MoneyLion has empowered millions of Americans to take control of their finances and live their best financial life, every day.

For more information about the company, visit www.moneylion.com. For investor information and updates, visit investors.moneylion.com and follow @MoneyLionIR on Twitter.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding, among other things, MoneyLion’s financial position, results of operations, cash flows, prospects and growth strategies. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MoneyLion’s management, are subject to a number of risks and uncertainties and are not predictions of actual performance. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of MoneyLion. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among other things, factors relating to the business, operations and financial performance of MoneyLion, including market conditions and global and economic factors beyond MoneyLion’s control, including the COVID-19 pandemic; intense and increasing competition in the industries in which MoneyLion and its subsidiaries, including Malka Media Group LLC (“MALKA”) and Even Financial Inc. (“Even Financial”), operate, and demand for and consumer confidence in MoneyLion’s products and services, including as a result of any adverse publicity concerning MoneyLion; MoneyLion’s ability to realize strategic objectives and avoid difficulties and risks of any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures and other transactions; MoneyLion’s reliance on third parties to provide services; MoneyLion’s ability to service loans or advances properly and the performance of the loans and other receivables originated through MoneyLion’s platform; MoneyLion’s ability to raise financing in the future, to comply with restrictive covenants related to its long-term indebtedness and to manage the effects of changes in the cost of capital; MoneyLion’s success in retaining or recruiting, or changing as required, its officers, key employees and directors, including MALKA’s ability to retain its content creators; MoneyLion’s ability to comply with the extensive and evolving laws and regulations applicable to its business; risks related to the proper functioning of MoneyLion’s IT systems and data storage, including as a result of cyberattacks and other security breaches or disruptions suffered by MoneyLion or third parties upon which it relies; MoneyLion’s ability to protect its intellectual property rights; MoneyLion’s ability to comply with laws and regulations applicable to its business and the outcome of any legal or governmental proceedings that may be instituted against MoneyLion; MoneyLion’s ability to establish and maintain an effective system of internal controls over financial reporting; and MoneyLion’s ability to maintain the listing of MoneyLion’s Class A common stock and of MoneyLion’s publicly traded warrants to purchase MoneyLion Class A common stock on the New York Stock Exchange and any volatility in the market price of MoneyLion’s securities. There may be additional risks that MoneyLion presently knows or that MoneyLion currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MoneyLion’s expectations, plans or forecasts of future events and views as of the date of this press release. MoneyLion anticipates that subsequent events and developments will cause its assessments to change. However, while MoneyLion may elect to update these forward-looking statements at some point in the future, MoneyLion specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing MoneyLion’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted Revenue, Adjusted Gross Profit and Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). MoneyLion management uses these non-GAAP measures for various purposes, including as measures of performance and as a basis for strategic planning and forecasting. MoneyLion believes these non-GAAP measures of financial results provide relevant and useful information to management and investors regarding certain financial and business trends relating to MoneyLion’s results of operations. MoneyLion’s method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MoneyLion does not recommend the sole use of these non-GAAP measures to assess its financial performance. MoneyLion management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MoneyLion’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. You should review MoneyLion’s financial statements, which are included in MoneyLion’s filings with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate MoneyLion’s business.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are set forth below. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which could be material based on historical adjustments. Accordingly, a reconciliation is not available without unreasonable effort.

Definitions:

Adjusted Revenue: A non-GAAP measure, defined as total revenues, net plus amortization of loan origination costs less provision for loss on subscription receivables, provision for loss on fees receivables and revenue derived from phased out products.

Adjusted Gross Profit: A non-GAAP measure, defined as gross profit less revenue derived from phased out products.

Adjusted EBITDA: A non-GAAP measure, defined as net income (loss) plus interest expense related to corporate debt, income tax expense (benefit), depreciation and amortization expense, change in fair value of warrants, change in fair value of subordinated convertible notes, change in fair value of contingent consideration from mergers and acquisitions, stock-based compensation and one-time expenses less origination financing cost of capital.

Total Customers: Defined as customers that have opened at least one account, including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account or affiliate product. Total Customers also include customers that have submitted for, received and clicked on at least one offer, including loans, credit cards, mortgages, savings and insurance products, from a Product Partner via our Even Financial marketplace.

Total Products: Defined as the total number of products that our Total Customers have opened including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account, affiliate product, or signed up for our financial tracking services (with either credit tracking enabled or external linked accounts), whether or not the customer is still registered for the product. Total Products also include products that our Total Customers have submitted for, received and clicked on via our Even Financial marketplace. If a customer has funded multiple secured personal loans or Instacash advances or submitted for, received and clicked on multiple products via our Even Financial marketplace, it is only counted once for each product type.

Total Originations: Defined as the dollar volume of the secured personal loans originated and cash advances funded within the stated period.

Enterprise Partners: Comprised of Product Partners and Channel Partners. Product Partners are financial institutions and financial service providers. Channel Partners are organizations that allow us to reach a wide base of consumers, including but not limited to news sites, content publishers, product comparison sites and financial institutions.

MONEYLION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Service and subscription revenue	$84,823	$36,419	$151,969	$67,887
Net interest income on loan receivables	2,517	1,761	5,085	3,423
Total revenue, net	87,340	38,180	157,054	71,310
Operating expenses
Provision for credit losses on consumer receivables	26,981	15,698	50,025	21,406
Compensation and benefits	26,498	8,172	48,541	15,229
Marketing	9,477	9,166	20,893	13,529
Direct costs	29,386	10,543	50,590	20,446
Professional services	6,652	4,451	13,940	8,037
Technology-related costs	5,409	2,257	9,914	4,456
Other operating expenses	9,842	1,275	20,611	2,357
Total operating expenses	114,245	51,562	214,514	85,460
Net loss before other (expense) income and income taxes	(26,905)	(13,382)	(57,460)	(14,150)
Interest expense	(7,584)	(1,849)	(13,758)	(3,320)
Change in fair value of warrant liability	2,951	(17,586)	6,861	(48,816)
Change in fair value of subordinated convertible notes	—	(9,622)	—	(49,561)
Change in fair value of contingent consideration from mergers and acquisitions	8,480	—	3,820	—
Other income (expense)	9	3,243	(907)	3,270
Net loss before income taxes	(23,049)	(39,196)	(61,444)	(112,577)
Income tax (benefit) expense	16	17	(28,401)	42
Net loss	(23,065)	(39,213)	(33,043)	(112,619)

MONEYLION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30,	December 31,
	2022	2021
Assets
Cash	$154,059	$201,763
Restricted cash, including amounts held by variable interest entities (VIEs) of $60,127 and $39,396	63,161	44,461
Consumer receivables	156,477	153,741
Allowance for credit losses on consumer receivables	(23,124)	(22,323)
Consumer receivables, net, including amounts held by VIEs of $154,075 and $92,796	133,353	131,418
Enterprise receivables	17,517	6,002
Property and equipment, net	2,045	1,801
Intangible assets, net	209,226	25,124
Goodwill	161,678	52,541
Other assets	42,608	28,428
Total assets	$783,647	$491,538
Liabilities and Stockholders’ Equity
Liabilities:
Secured loans	$88,399	$43,591
Accounts payable and accrued liabilities	50,242	36,868
Warrant liability	1,399	8,260
Other debt, including amounts held by VIEs of $152,881 and $143,000	152,881	143,000
Other liabilities	76,795	38,135
Total liabilities	369,716	269,854
Commitments and contingencies
Redeemable convertible preferred stock (Series A), $0.0001 par value; 200,000,000 and 0 shares authorized as of June 30, 2022 and December 31, 2021, respectively, 28,693,931 shares issued and outstanding as of June 30, 2022 and 0 shares issued and outstanding as of December 31, 2021	193,647	—
Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of June 30, 2022 and December 31, 2021, 242,920,847 and 241,950,847 issued and outstanding, respectively, as of June 30, 2022 and 231,452,448 and 230,482,448 issued and outstanding, respectively, as of December 31, 2021	24	23
Additional paid-in capital	731,916	701,234
Accumulated deficit	(501,956)	(469,873)
Treasury stock at cost, 970,000 shares at June 30, 2022 and December 31, 2021	(9,700)	(9,700)
Total stockholders’ equity	220,284	221,684
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$783,647	$491,538

MONEYLION INC. AND SUBSIDIARIES

RECONCILIATION OF REVENUE TO ADJUSTED REVENUE

(dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Total revenues, net	$87,340	$38,180	$157,054	$71,310
Add back:
Amortization of loan origination costs	143	495	467	575
Less:
Provision for credit losses on receivables - subscription receivables	(1,221)	(945)	(2,762)	(1,179)
Provision for credit losses on receivables - fees receivables	(2,204)	(1,277)	(4,205)	(1,892)
Revenue derived from products that have been phased out	(1)	1	(21)	125
Adjusted Revenue	$84,057	$36,453	$150,534	$68,939

MONEYLION INC. AND SUBSIDIARIES

RECONCILIATION OF REVENUE TO ADJUSTED GROSS PROFIT

(dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Total revenue, net	$87,340	$38,180	$157,054	$71,310
Less:
Cost of Sales
Direct costs	(29,386)	(10,543)	(50,590)	(20,446)
Provision for credit losses on receivables - subscription receivables	(1,221)	(945)	(2,762)	(1,179)
Provision for credit losses on receivables - fees receivables	(2,204)	(1,277)	(4,205)	(1,892)
Technology related costs	(2,525)	(1,454)	(4,986)	(2,860)
Professional services	(1,129)	(741)	(2,185)	(1,482)
Compensation and benefits	(2,657)	(905)	(3,671)	(1,791)
Other operating expenses	(118)	(59)	(222)	(109)
Gross Profit	$48,100	$22,255	$88,433	$41,549
Less:
Revenue derived from products that have been phased out	(1)	1	(21)	125
Adjusted Gross Profit	$48,099	$22,256	$88,412	$41,674

MONEYLION INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net income (loss)	$(23,065)	$(39,213)	$(33,043)	$(112,619)
Add back:
Interest related to corporate debt	2,653	1,849	4,040	3,320
Income tax expense (benefit)	16	17	(28,401)	42
Depreciation and amortization expense	6,006	502	9,427	1,016
Changes in fair value of warrant liability	(2,951)	17,586	(6,861)	48,816
Changes in fair value of subordinated convertible notes	-	9,622	-	49,561
Change in fair value of contingent consideration from mergers and acquisitions	(8,480)	-	(3,820)	-
Stock-based compensation expense	5,248	1,321	8,516	1,839
One-time expenses	2,042	(2,198)	6,819	(936)
Less:
Origination financing cost of capital	-	(3,077)	-	(5,844)
Adjusted EBITDA	$(18,531)	$(13,590)	$(43,322)	$(14,804)

Contacts

Sean Horgan

Head of Investor Relations, MoneyLion

O: (332) 258-7621

M: (646) 675-9084

shorgan@moneylion.com

Cody Slach, Alex Kovtun

Gateway Investor Relations

(949) 574-3860

ir@moneylion.com

MoneyLion Communications

pr@moneylion.com